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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          FIBERNET TELECOM GROUP, INC.

             (Exact Name of Registrant as Specified in Its Charter)

        NEVADA                                    13-3859938
(State of Incorporation               (I.R.S. Employer Identification No.)
    or Organization)

                          121 ERIE CANAL DRIVE, SUITE A
                            ROCHESTER, NEW YORK 14626
               (Address of Principal Executive Offices) (Zip Code)

            If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.
                                                             / /

            If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.
                                                             /x/

Securities Act registration statement file number to which this
form relates:        333-7841
                  (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                   Name of Each Exchange on Which
to be so Registered                   Each Class is to be Registered
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
NONE                                  NONE



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Securities to be registered pursuant to Section 12(g) of the Act:

                                  COMMON STOCK
                 ----------------------------------------------
                                (Title of class)



       ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      The Registrant is presently authorized to issue 50,000,000 shares of $.001 par value of common stock. The holders of common stock of the Registrant are entitled to dividends when, as and if, declared by the board of directors from funds legally available therefor. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of the Registrant nor are any common shares subject to redemption or convertible into other securities of the Registrant. Upon liquidation, dissolution or winding up of the Registrant, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of the Registrant's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members of the board of directors.



ITEM 2.     EXHIBITS.

Exhibit
Number      Description of Document

1           Form of Common Stock Specimen Certificate (filed as
            Exhibit No. 4 of the Registrant's Registration


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            Statement on Form SB-2, as amended (Registration No.
            333-7841)(the "Form SB-2") and incorporated herein by reference).

2           Articles of Incorporation of the Registrant (filed as
            Exhibit No. 3.1 of the Form SB-2 and incorporated herein by reference).

3 Bylaws of the Registrant (filed as Exhibit 3.2 of the Form SB-2 and incorporated herein by reference).



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                                    SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                                FiberNet Telecom Group, Inc.
                                             ----------------------------------
                                                       (Registrant)


Date: July 14,1998                           By: /s/ Frank Chiaino
                                                -------------------------------
                                                Frank Chiaino
                                                Chief Executive Officer



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